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Vijay Swarup, ExxonMobil Vice President Research and Engineering

CERA Panel – March 5, 2021

Introduction: “It’s an honor to be here Carlos.”

Question 1:

“Yeah well Carlos again, thanks for including me. Bob, Darryl great to see you guys. I’m looking forward to this conversation. You know what Bob and Darryl have already talked about is kind of the challenge, which is how do we provide affordable, scalable energy while addressing the risks of climate change – something that is often called the dual challenge. You know in your company, we are at the core a technical company and so our R&D programs and R&D strategies are very much closely tied to our business strategy as well as our longer term corporate strategy.

“The title of this session is a great title, it’s ‘Will Energy Innovation Deliver’? And of course the confidence on this panel is very high that energy innovation [call freezes for a couple seconds] by continuing programs and focusing on the deliverables, having sort of a stage gate process so that you can keep track of where you’re going. It’s hard to over-schedule innovation. What you have to do is you have to be amenable towards driving innovation – have the right milestones, have the right targets, work very closely with your business partners, with your strategies in order to be able to deliver what is needed, what is being called on, which is a new set of solutions.

“The very essence of this panel implies that we need technology, we need energy innovation, and we need energy innovation tied to, within our company, tied to our corporate strategies, and also broadly tied to what society demands, which is as Darryl pointed out: affordable, scalable, low emission energy. And the root of that is going to be new technical solutions.”

Question 2:

“That’s a great question and to build off what Darryl said is, you know energy is tough. It’s a very big constant. It’s one of the few industries that requires reform of technical capability from digital to chemistry to math to physics, etc. When you think about carbon capture and storage, you’re right Carlos, I think that pretty much everybody agrees that is one of the critical technologies that are needed to meet the aspirations of society. It is a combination of which you just said – it is a perfect example of where there is a technology that works today that’s liquid amines. It is deployed today. But there’s better ways to do it and there’s research needed to improve upon it. Today, carbon capture, which we’ve been practicing for over 30 years, and we understand this space very well, so we feel confident when we say there are better ways to do it. We need to continue to do research to find better ways to do it. We need to find ways to make it less energy intensive. We need to find ways to make it modular. We’re working on things anywhere from electro-chemical routes like a fuel cell to direct air capture, which is taking CO2 directly out of the air, which is a synthetic route to negative emissions. So I think carbon capture is going to be needed, is needed today, and to answer your question on what’s it going to, it’s going to take everything. It’s going to take technology, it’s going to take policy, it’s going to take infrastructure, it’s going to take digital and enablement: it’s going to take all of those working together. And you’re not going to time it so they all come together. What we believe is you want the best technology to win. You want the technology that can provide the best route to affordable and scalable. And then the policy piece can come and complement the technology. But we really need to advance the best technologies and I think it starts with the humility that we have a technology gap and we need to work on technical solutions that can be broadly deployed because we have regional aspects we have to think about, we have all sorts of other dynamics. But at the end, carbon capture is a technology. We believe it, we’ve been doing it for years and we continue to do research on how to improve the way we do carbon capture and storage.”

Question 3:

“Yeah thanks. And what Bob just described very eloquently was an energy, a technology gap. He talked about various areas where we think we need to think about different ways to do it and if you’re an emerging nation, you’re going to have a different solution set than if you’re a developed nation, etc. Hydrogen at its core is an energy carrier. And so when you think about hydrogen, of course when you burn the hydrogen, it burns with no emissions. But the real question to hydrogen is how do you make the hydrogen and then how do you get the hydrogen from point A to point B. And again, we’re at a point where it isn’t going to be a singular solution. You can think about producing methane, I’ll talk about natural gas. Natural gas for hydrogen is one carbon. It’s a great source of hydrogen. If you couple that with CCS, going back to the earlier question, you have a way, what’s called blue hydrogen, a very, very low emission hydrogen source that can then be burned in industrial applications. It can be burned in transportation. It can be burned for heat. So it provides for a lot of variety of options and it’s again, it’s a technical route to get there. Green hydrogen, electrolysis of water, you also hear about. One of the things that we’ve got to make sure when we’re thinking as a technical society here, is we need to make sure that we don’t box solutions out. The scale of this industry is enormous and it’s really coming up with a solution set that is broad enough such that individual countries or individual communities can select what is best. And of course in Darryl’s world where he brings a digital embodiment, part of this is the modeling and part of this is the data analytics and all the other things that can help you design the architecture for the pathway and as Darryl’s pointed out a couple of times, right, people feel confident or some feel confident about getting 25 or 50% of the way there, all he’s describing there is another technology gap. So, is hydrogen going to play a role? Of course it is. How you make the hydrogen is going to be important. Natural gas is a pathway to hydrogen. Electrolysis of water is a pathway to hydrogen. Biomass is a pathway to hydrogen. I think it’s keeping the aperture open to understanding what pathways are there to get there and then selecting the right pathway for a given geography. It’s matching the problem with the solution set and then trying to get there. And then recognizing that we have research to do. We have to continue to improve on the delivery of the hydrogen, on the adjacent infrastructure that needs to be in place for the hydrogen to play the role that it has the potential to play.”

Inserted point:

“And you know Carlos, building off of what Darryl just said, the thing about energy is it calls on all industries. And one of the things that we have just gone through is a big digital revolution. And so one of the things that gives a lot of confidence that we’re going to be able to close the technical gap and meet the goals are these adjacent technologies and digital is one of them. You know our capability to not only do all the data analytics that Darryl mentioned, but also design molecules, understand the chemistry levels that we haven’t been able to understand before because of just the sheer size of computing, is a huge enabler. And so you have your core things that people think about when you think about energy. You think about chemistry, you think about physics, you think about things like that. And then you have this sort of supporting capabilities around digital, which we’re just beginning to integrate in. And we do that, as a company, we do that from everything from understanding our emissions sources, to how we mitigate emissions, to how we optimize refineries and optimize chemical plants, optimize operations – all those efficiency steps help you along the pathway. And this overlay of digital plus the sheer size of energy, we think is still, there’s a lot of room to improve there and a lot more that can be done.

“It is kind of what you have on your stage right now is a collaboration unlike any others with academics, with large energy companies like ourselves and large digital companies like Microsoft, all trying to figure out how we work together to not do things in series, but to do things more in parallel to change the way we collaborate in order to accelerate the innovation. Because you can’t put a deadline on innovation. We’ve already talked about that. What you can do is you can try to come up with ways to accelerate innovation and part of it is what you have on this virtual stage right now, which you’re getting the adjacent capabilities together to try to drive that acceleration.”

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